                                                      OMB APPROVAL
                                                  OMB Number     3235-0145
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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                 SCHEDULE 13G


                   Under the Securities Exchange Act of 1934
                               (Amendment No. )*

                            Gibson Greetings, Inc.
- - --------------------------------------------------------------------------------
                               (Name of Issuer)

                                 Common Stock
- - -------------------------------------------------------------------------------
                        (Title of Class of Securities)
                                   374827103
                   ------------------------------------------
                                (CUSIP Number)


Check the following box if a fee is being paid with this statement[X]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


SEC 1745                 PAGE  1  OF  9  PAGES

- - -----------------------                                  ---------------------
  CUSIP NO. 374827103                   13G                PAGE 2 OF 9 PAGES
- - -----------------------                                  ---------------------

- - ------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      John Hancock Mutual Life Insurance Company
      I.R.S. No. 04-1414660
- - ------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
      N/A                                                       (b) [_]

- - ------------------------------------------------------------------------------
      SEC USE ONLY
 3


- - ------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Commonwealth of Massachusetts

- - ------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            -0-

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          -0-
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             -0-

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          -0-

- - ------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      None, except through its indirect, wholly-owned subsidiaries, NM Capital Management, Inc. and John Hancock Advisers, Inc.

- - ------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
      N/A

- - ------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      See line 9, above

- - ------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IC, BD, IA, HC

- - ------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!


                               PAGE 2 OF 9 PAGES

- - -----------------------                                  ---------------------
  CUSIP NO. 374827103                   13G                PAGE 3 OF 9 PAGES
- - -----------------------                                  ---------------------

- - ------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      John Hancock Subsidiaries, Inc.
      I.R.S. No. 04-2687223
- - ------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
      N/A                                                       (b) [_]

- - ------------------------------------------------------------------------------
      SEC USE ONLY
 3


- - ------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware

- - ------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            -0-

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          -0-
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             -0-

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          -0-

- - ------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      None, except through its indirect, wholly-owned subsidiaries, NM Capital Management, Inc. and John Hancock Advisers, Inc.

- - ------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
      N/A

- - ------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      See line 9, above

- - ------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      HC

- - ------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!


                               PAGE 3 OF 9 PAGES

- - -----------------------                                  ---------------------
  CUSIP NO. 374827103                   13G                PAGE 4 OF 9 PAGES
- - -----------------------                                  ---------------------

- - ------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      The Berkeley Financial Group
      I.R.S. No. 04-3145626
- - ------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
      N/A                                                       (b) [_]

- - ------------------------------------------------------------------------------
      SEC USE ONLY
 3


- - ------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Commonwealth of Massachusetts

- - ------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            -0-

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          -0-
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             -0-

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          -0-

- - ------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,331,151: 1,306,551 through its direct, wholly-owned subsidiary, NM
      Capital Management, Inc. and 24,600 through its direct, wholly-owned subsidiary, John Hancock Advisers, Inc.

- - ------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
      N/A

- - ------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      8.2%

- - ------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      HC

- - ------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!


                               PAGE 4 OF 9 PAGES

- - -----------------------                                  ---------------------
  CUSIP NO. 374827103                  13G                PAGE 5 OF 9 PAGES
- - -----------------------                                  ---------------------

- - ------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      NM Capital Management, INc.
      I.R.S. No. 85-0268885
- - ------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
      N/A                                                       (b) [_]

- - ------------------------------------------------------------------------------
      SEC USE ONLY
 3


- - ------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      New Mexico

- - ------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            233,571

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          -0-
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             1,306,551

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          -0-

- - ------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,306,551

- - ------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
      N/A

- - ------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      8.1%

- - ------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IA

- - ------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!


                               PAGE 5 OF 9 PAGES

      The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any tittle of each person who signs the statement shall be typed or printed beneath his signature.

Note: Six copies of this statement, including all exhibits, should be filed with the Commission.

      Attention: Intentional misstatements or omissions of fact constitute
                 Federal criminal violations (See 18 U.S.C. 1001)


      Item 1(a)  Name of Issuer:
                 --------------
                 Gibson Greetings, Inc.

      Item 1(b)  Address of Issuer's Principal Executive Offices:
                 -----------------------------------------------
                 2100 Section Road
                 Cincinatti, OH  45237

      Item 2(a)  Name of Person Filing:
                 ---------------------
                 This filing is made on behalf of John Hancock Mutual Life Insurance Company ("JHMLICO"), JHMLICO's direct, wholly-owned subsidiary, John Hancock Subsidiaries, Inc. ("JHSI"), JHSI's direct, wholly-owned subsidiary, The Berkeley Financial Group ("TBFG") and TBFG's direct, wholly-owned subsidiary, NM Capital Management, Inc. ("NM").

      Item 2(b)  Address of the Principal Offices:
                 --------------------------------
                 The principal business offices of JHMLICO and JHSI are located at John Hancock Place, P.O. Box 111, Boston, MA 02117. The principal business offices of TBFG is located at 101 Huntington Avenue, Boston, Massachusetts 02199. The principal business office of NM is 6501 Americas Parkway, Suite 950, Albuquerque, NM 87110-5372.

      Item 2(c)  Citizenship:
                 -----------
                 JHMLICO and TBFG were organized and exist under the laws of the Commonwealth of Massachusetts. JHSI was organized and exists under the laws of the State of Delaware. NM was organized and exists under the laws of the State of New Mexico.

      Item 2(d)  Title of Class of Securities:
                 ----------------------------
                 Common Stock.

      Item 2(e)  CUSIP Number:
                 ------------
                 374827103

      Item 3     If the Statement is being filed pursuant to Rule 13d-1(b), or
                 ---------------------------------------------------------------
                 13d-2(b), check whether the person filing is a:
                 ----------------------------------------------
                 JHMLICO: (a) (X) Broker or Dealer registered under (S)15
                                  of the Act.

                          (c) (X) Insurance Company as defined in (S)3(a)(19)
                                  of the Act.

                          (e) (X) Investment Adviser registered under (S)203 of
                                  the Investment Advisers Act of 1940.

                          (g) (X) Parent Holding Company, in accordance with
                                  240.13d-1(b)(ii)(G).

                             PAGE  6  OF  9  PAGES

                 JHSI     (g) (X) Parent Holding Company, in accordance with
                                  240.13d-1(b)(ii)(G).

                 TBFG     (g) (X) Parent Holding Company, in accordance with
                                  240.13d-1(b)(ii)(G).

                 NM       (e) (X) Investment Adviser registered under 203 of
                                  the Investment Advisers Act of 1940.

      Item 4     Ownership:
                 ---------

                 (a)      Amount Beneficially Owned:
                          -------------------------
                          NM beneficially owns 1,306,551 shares of Common Stock in various advisory accounts. In addition to the shares owned by NM, TBFG beneficially owns 24,600 shares of Common Stock through its direct, wholly-owned subsidiary, John Hancock Advisers, Inc. ("Advisers") which manages the John Hancock Special Value Fund under an advisory agreement dated October 1, 1993.

                 (b)      Percent of Class:
                          ----------------
                          TBFG - 8.2%
                          NM   - 8.1%

                 (c)      (i)    sole power to vote or to direct the vote:
                                 NM                 - 233,571 shares
                                 Advisers           -  24,600 shares

                          (ii)   shared power to vote or to direct the
                                 vote:  -0-

                          (iii) sole power to dispose or to direct the disposition of:
                                 NM                 - 1,306,551 shares
                                 Advisers           -   24,600 shares

                          (iv)   shared power to dispose or to direct the
                                 disposition of:   -0-


      Item 5     Ownership of Five Percent or Less of a Class:
                 --------------------------------------------
                 Not applicable.

      Item 6     Ownership of More than Five Percent on Behalf of Another
                 --------------------------------------------------------
                 Person:
                 ------
                 See Item 4(a).

      Item 7     Identification and Classification of the Subsidiary which
                 ---------------------------------------------------------
                 Acquired the Security Being Reported on by the Parent Holding
                 -------------------------------------------------------------
                 Company:
                 -------
                 See Items 2(a), 3 and 4.

      Item 8     Identification and Classification of Members of the Group:
                 ---------------------------------------------------------
                 Not applicable.

      Item 9     Notice of Dissolution of a Group:
                 --------------------------------
                 Not applicable.

      Item 10    Certification:
                 -------------
                 By signing below the undersigned certifies that, to the best of its knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

                             PAGE  7  OF  9  PAGES

                                   SIGNATURE

      After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.





                                   JOHN HANCOCK MUTUAL LIFE INSURANCE COMPANY
                                   By:    /s/John T. Farady
                                      ----------------------------------------
                                   Name:     John T. Farady
                                      --------------------------------------
Dated: January 19, 1995            Title:    Senior Vice President & Treasurer
      --------------------               -------------------------------------



                                   JOHN HANCOCK SUBSIDIARIES, INC.
                                   By:    /s/John T. Farady
                                      ----------------------------------------
                                   Name:     John T. Farady
                                       --------------------------------------
Dated: January 19, 1995            Title:    Treasurer
      --------------------                ------------------------------------




                                    THE BERKELEY FINANCIAL GROUP
                                    By:    /s/Susan S. Newton
                                       ---------------------------------------
                                    Name:     Susan S. Newton
                                       -------------------------------------
Dated: January 19, 1995             Title:    Vice President
      --------------------                ------------------------------------



                                    NM CAPITAL MANAGEMENT, INC.
                                    By:    /s/Susan S. Newton
                                       ---------------------------------------
                                    Name:     Susan S. Newton
                                         -------------------------------------
Dated: January 19, 1995             Title:    Assistant Secretary
      --------------------                ------------------------------------


                             PAGE  8  OF  9  PAGES

                                                                       EXHIBIT A

                            JOINT FILING AGREEMENT
                            ----------------------

      John Hancock Mutual Life Insurance Company, John Hancock Subsidiaries, Inc., The Berkeley Financial Group and NM Capital Mangement, Inc. agree that the Initial Schedule 13G, to which this Agreement is attached, relating to the Common Stock of Gibson Greetings, Inc., is filed on behalf of each of them.


                                   JOHN HANCOCK MUTUAL LIFE INSURANCE COMPANY
                                   By:    /s/John T. Farady
                                      ----------------------------------------
                                   Name:     John T. Farady
                                        --------------------------------------
Dated:  January 19, 1995           Title:    Senior Vice President & Treasurer
       -------------------               -------------------------------------



                                   JOHN HANCOCK SUBSIDIARIES, INC.
                                   By:    /s/John T. Farady
                                      ----------------------------------------
                                   Name:     John T. Farady
                                        --------------------------------------
Dated:  January 19, 1995           Title:    Treasurer
       -------------------                ------------------------------------



                                    THE BERKELEY FINANCIAL GROUP
                                    By:    /s/Susan S. Newton
                                       ---------------------------------------
                                    Name:     Susan S. Newton
                                         -------------------------------------
Dated:  January 19, 1995            Title:    Vice President
       -------------------                ------------------------------------


                                    NM CAPITAL MANAGEMENT, INC.
                                    By:    /s/Susan S. Newton
                                       ---------------------------------------
                                    Name:     Susan S. Newton
                                         -------------------------------------
Dated:  January 19, 1995            Title:    Assistant Secretary
       -------------------                ------------------------------------




                             PAGE  9  OF  9  PAGES